Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Synutra International, Inc.

2275 Research Blvd., Suite 500

Rockville, MD 20850

We consent to the use in this Form S-1 Registration Statement of our report dated June 26, 2007 except for Note 19, as to which the date is January 9, 2008, relating to the consolidated balance sheets of Synutra International, Inc. and its subsidiaries as of March 31, 2007 and 2006 and the related consolidated statements of income, shareholders’ equity and cash flows for the two fiscal years ended March 31, 2007 and 2006, the three months ended March 31, 2005 and the year ended December 31, 2004, which appear in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Rotenberg & Co. LLP

Rochester, New York

April 10, 2008